Exhibit 99.1

SuRo Capital Corp. Second Quarter 2020

Preliminary Investment Portfolio Update

Net Asset Value Anticipated to Be $11.70 to $12.00 Per Share

SAN FRANCISCO, CA., July 2, 2020 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital” or the “Company”) (Nasdaq:SSSS) today provided the following preliminary update on its investment portfolio for the second quarter ended June 30, 2020.

“Given the volatility of the financial markets and uncertainty surrounding COVID-19, we wanted to provide a preliminary quarter-end update for our shareholders,” said Mark Klein, President and Chief Executive Officer of SuRo Capital. “We continue to seek and execute on exciting opportunities in the private markets. During the second quarter, we invested in Lime’s latest financing, Rent the Runway, and completed our first credit investment in Palantir Lending SPV 1, a loan collateralized by, and sharing in the expected appreciation of, the Class B common stock of Palantir Technologies, Inc. Currently, we have a few transactions we hope to complete in the next few weeks. We will provide another update during our earnings call the week of August 3rd. As of June 30, 2020, we expect SuRo Capital’s net asset value to be approximately $11.70 to $12.00 per share with no change in the value of our holdings in Palantir from the previous quarter.”

As previously reported, SuRo Capital’s net assets totaled approximately $172.5 million, or $10.22 per share, at March 31, 2020, compared to approximately $199.9 million, or $11.38 per share as of December 31, 2019. As of June 30, 2020, SuRo Capital’s net asset value is estimated to be between $11.70 and $12.00 per share.

Klein continued, “Our priority continues to be focusing on investment performance while seeking opportunities to take advantage of the dislocation in the debt and equity markets during these unprecedented times. We believe this dedicated focus and our continued implementation of shareholder initiatives, designed to enhance shareholder value, will result in a greater value proposition for our shareholders.”

Investment Portfolio Update

At June 30, 2020, SuRo Capital held positions in 24 portfolio companies – all privately-held.

During the three months ended June 30, 2020, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount
Neutron Holdings, Inc. (d/b/a Lime)	Junior Preferred Convertible Note(1)	5/7/2020	$0.5 million
Rent the Runway, Inc.	Preferred Equity	6/17/2020	$5.0 million(2)
Palantir Lending SPV I	Collateralized Loan(3)	6/19/2020	$6.9 million

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(1)	Subsequently converted to Junior Preferred Shares.
(2)	Does not include transaction costs.
(3)	SuRo Capital has upside equity participation in the Class B common shares of Palantir Technologies, Inc. underlying the loan.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its second quarter results during the week of August 3, 2020.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq:SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact

SuRo Capital Corp.

(650) 235-4769

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com